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July 31, 1995




CERTIFIED MAIL
RETURN RECEIPT REQUESTED
PERSONAL AND CONFIDENTIAL

United Auto Group, Inc.
375 Park Avenue, 22nd Floor
New York, NY  10162

Attention:  Mr. Carl Spielvogel, Chief Executive Officer
            --------------------------------------------

Gentlemen:

On April 6, 1995 Oldsmobile Division on behalf of itself and GMC Truck Division rejected a proposal submitted by United Auto Group, Inc. ("UAG") and Landers Auto Sales, Inc. concerning a Stock Purchase Agreement executed between UAG and Landers Auto Sales, Inc., Steve Landers, John Landers and Bob Landers of Benton, Arkansas. That proposal contemplated the acquisition by UAG of eighty percent of the ownership equity or Landers Auto Sales, Inc.

Oldsmobile's rejection of that proposal was based on the continuing failure of UAG to meet General Motoros policies for Multiple Dealer Investors-Multiple Dealer Operators (MDI-MDO) as set forth in NAO Dealer Bulletin 94-11. A copy of that Bulletin was provided to all General Motors Dealers on September 14, 1994. The fact that UAG has not fulfilled its responsibilities in the various General Motors Dealerships in which it has a financial investment was covered in some detail in a letter to UAG dated November 14, 1994 from Chevrolet Zone Manager,
A. A. Prince.

You have requested that Oldsmobile and GMC Truck reconsider our rejection of the above-mentioned Stock Purchase Agreement. You have also proposed that as condition of Oldsmobile and GMC Truck approval of the transactions contemplated by such Stock Purchase Agreement, UAG will take the necessary steps to fulfill its sales and service obilgations as outlined in each of the General Motors Dealer Sales and Service Agreements to which it and/or any dealer company in which UAG now has or hereafter acquires an ownership, financial, or management interest (individually, a "Dealer Company" and collectively, the "Dealer Companies") is a party, and that such level of performance shall be attained within two years from the date of Oldsmobile and GMC Truck apprvoal of this proposal. UAG has also agreed that, if UAG and/or any Dealer Company, fails to achieve such level of performance within such period, UAG will voluntarily terminate, and UAG will cause the applicable Dealer Company or Dealer Companies to terminate the respective Dealer Agreements for all franchises at a location at
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which the Dealer Company is not then meeting its sales and/or service performance obligations.

In consideration of the above, Oldsmobile and GMC Truck are prepared to approve the proposed changes in ownership at Lands Auto Sales, Inc. subject to your acceptance and agreement to the following:

1. UAG agrees that within two years from the date of this letter each Dealer Company will meet its sales and service obligations for each General Motors Dealer Sales and Service Agreement in effect with such Dealer Company.

     For purposes of this agreement "sales and service obligations" are defined in the General Motors Multiple Dealer Investor Policy as follows:

     SALES PERFORMANCE
     A retail sales index of 100 or higher.

     CUSTOMER SATISFACTION
     A customer satisfaction index (CSi) that is equal to or above the Dealer Company's respective Zone/Branch average.

2. In the event a Dealer Company is not meeting both its sales obligations and its service obligations (as defined above), at the end of two years from the date of this letter, which performance will be reviewed by the respective General Motors Divisions, UAG agrees that at General Motors request, UAG will terminate and will cause each such Dealer Company to terminate, ALL the General Motors Dealer Sales and Service Agreements in effect with such Dealer Company.

3. Termination of any Dealer Sales and Service Agreements as described in item two (2) above shall occur within six (6) months of General Motors notice to UAG and the applicable Dealer Company of the failure of performance of such Dealer Company which notice shall be given, if at all, by General Motors within a reasonable period following General Motors receipt and review.

4. Until such time as UAG is in compliance with the General Motors Multiple Dealer Investor Policy, it will not attempt to make or acquire additional investments in any General Motors Dealerships.

5. Nothing contained in this letter is intended to preclude or prohibit UAG from disposing of its interest in any Dealer Company, in accordance with the existing General Motors policies.

6. UAG will cause DeFeo Oldsmobile of Bound Brook to voluntarily terminate their Oldsmobile Dealer Sales and Service Agreement


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     on or before December 31, 1995 on terms mutually acceptable to both parties.

7. UAG hereby warrants and represents to General Motors that it currently has, and shall maintain throughout the term of this Letter Agreement, the absolute and unconditional right, power and authority to cause each Dealer Company to comply with the terms and conditions of this Letter Agreement.

8. This Letter Agreement shall remain in full force and effect through August 27, 1998.

Please acknowledge your acceptance and agreement with the above by signing the attached copy of this letter in the space provided below and return it to the writer.

Very truly yours,



J. J. Zubor
Retail Organization &
Development Director


Accepted and agreed this 31st
                         ----
of July, 1995



By: /s/ Carl Spielvogel
   -------------------------
     Carl Spielvogel
     Chief Executive Officer

DAH/lm
cc:  GMC Truck
     Chevrolet
     Pontiac
     Buick
     Cadillac



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